Exhibit 23.2

Dohan and Company	7700 North Kendall Drive, #200
Certified Public Accountants	Miami, Florida 33156-7578
A Professional Association	Telephone (305) 274-1366
Facsimile (305) 274-1368
Email info@uscpa.com
Internet www.uspca.com

November 23, 2007

U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Dear Sir/Madam:

Re:  Red Reef Laboratories International, Inc. - Form SB-2Registration Statement

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Red Reef Laboratories International, Inc. on Form SB-2 of our report dated April 23, 2007, for the years ended September 30, 2006 and 2005, which is part of such Registration Statement, and to the reference of us under the heading "Interest of Named Experts and Counsel" in such Prospectus.

Yours truly,

/s/ Dohan and Company, P.A.
Dohan and Company, P.A.
Certified Public Accountants